Exhibit 99.1


COMPANY CONTACT:                             INVESTOR RELATIONS CONTACT:
JAMES BROOKS - CEO                           TIM CLEMENSEN,
(800) 732-3999                               RUBENSTEIN INVESTOR RELATIONS
EMAIL: JBROOKS@WILLEYBROTHERS.COM            PHONE: 212-843-9337
                                             EMAIL: TCLEMENSEN@RUBENSTEINIR.COM


                  BRANDPARTNERS ANNOUNCES THIRD QUARTER RESULTS
                   COMPANY EARNS $.04 PER FULLY DILUTED SHARE


NEW YORK, November 10, 2004--BrandPartners Group, Inc. (OTCBB: BPTR - News), a leading provider of marketing and creative solutions for retail environments with a focus on bank branches, today announced financial results for the third quarter and nine months ended September 30, 2004. Revenue for the quarter increased to $11.7 million compared to $7.75 million for the third quarter of 2003. The net income attributable to common stockholders for the quarter was $2.1 million, or $0.06 per common share, compared to a net loss of $3.0 million, or $(0.16) per common share fully diluted for the three months ended September 30, 2003. The net income excluding gain on forgiveness of debt attributable to common shareholders was $1.3 million or $.04 per common share fully diluted for the three months ended September 30, 2004.

For the nine months ended September 30, 2004, revenues increased to $38.7 million, versus revenues of $24.1 million for the same period last year. This increase is due to a rise in orders in all of the company's business units. The net income attributable to common stockholders was $13.1 million or $0.37 per common share fully diluted, compared to a net loss of $7.0 million or $(0.38) per common share for the nine months ended September 30, 2003.

"We continue to prosper as a result of executing our business plan, diversifying our client base and robust growth in our core industry, retail banking," said James Brooks, CEO of BrandPartners.

BrandPartners management will host a conference call on Thursday, November 11 at 11 a.m. Eastern Standard Time to discuss and answer questions regarding the Company's third quarter financial results as well as provide an update on the Company's current activities.

Investors interested in participating in the conference call may dial 877-407-8035. The webcast is also being distributed over PrecisionIR's Investor Distribution Network to both institutional and individual investors. Investors can listen to the call through PrecisionIR's webcast site at www.vcall.com or by visiting any of the investor sites in PrecisionIR's Investor Network. A replay will be available by calling 877-660-6853 and providing account number 1628 and conference ID number 124350.

About BrandPartners Group, Inc.:

BrandPartners Group, Inc. together with its wholly owned subsidiary, Willey Brothers, Inc., provides its clients a full spectrum of integrated, end-to-end point-of-purchase communications solutions through its three complementary business segments: branch planning and design, merchandising and creative services. The company provides solutions to more than 1,600 companies covering over 20,000 retail locations.

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.


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